EXHIBIT 10.83

NewCorp Resources Electric Cooperative, Inc.	Substitute Sheet No. 1
Service Agreement No. 2

MASTER OPERATION, MAINTENANCE AND
ADMINISTRATIVE SERVICES AGREEMENT

This MASTER OPERATION, MAINTENANCE AND ADMINISTRATIVE SERVICES AGREEMENT (this “Agreement”) is entered into as of September 29, 2003, by and between CAP ROCK ENERGY CORPORATION, a Texas corporation (the “Services Provider”), and NEWCORP RESOURCES ELECTRIC COOPERATIVE, INC., an electric cooperative corporation (the “Owner”).  The Services Provider and the Owner are each referred to herein individually as a “Party” and, collectively, as the “Parties”.

RECITALS

WHEREAS, the Owner owns a 305.9 mile electric transmission system and related assets located in the West Texas area and within the Southwest Power Pool service territory (the “System”); and

WHEREAS, the Owner desires to engage the Services Provider to perform and provide, and the Services Provider has the capacity to perform and provide for the benefit of the Owner, certain administrative, engineering, construction, facility studies, facility upgrade and replacement services, planning, operation, maintenance, insurance and other support services required in connection with the System;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.                                     Definitions.  Capitalized terms used in this Agreement without other definition shall have the meanings specified in this Section 1, unless expressly stated otherwise.  The singular shall include the plural and the masculine shall include the feminine and neuter, and vice versa.  The terms “include”, “includes” and “including” shall mean “including, but not limited to”, unless stated otherwise.

“Administrative Fee” has the meaning set forth in Section 5(a)(iii).

“Administrative Services” has the meaning set forth in Section 2.

“Annual Budget” has the meaning set forth in Section 6(a).

“Applicable Law” means any applicable laws, ordinances, rules, codes, regulations, permits, licenses and legal requirements of any kind issued by Governmental Authorities to the extent they apply to the System or the Services.

Issued by:	Lee D. Atkins	,	Secretary / Treasurer	Effective on: October 1, 2003
	Name		Title

Issued on: September 29, 2003

“Claims” means any and all losses, claims, causes of action, damages, and liabilities of any kind or nature whatsoever, including but not limited to, shortages, obligations, liabilities (joint or several), payments, judgments, suits, litigation, proceedings, equitable relief granted, consents, agreed orders, settlements, awards, demands, offsets, defenses, counterclaims, actions or proceedings, assessments, deficiencies, taxes, fines, penalties, assessments, costs, fees, disbursements, including without limitation, fees, disbursements and reasonable expenses of attorneys (including fees, disbursements and reasonable expenses of attorneys incurred in connection with the cost of defense of any claims or causes of action but, in the case of claims between the Parties, only to the extent incurred in connection with litigation or arbitration), accountants and other professional advisors and of expert witnesses and costs of investigation and preparation and costs of court of any kind or nature whatsoever, interest and penalties.  “Claims” shall not include diminution in value, indirect, consequential, special or punitive damages, loss of profits or loss of reputational goodwill.

“Deferred Reimbursable Costs” has the meaning set forth in Section 7.

“Emergency Situation” means any event or circumstance that requires the taking of immediate measures to prevent or mitigate a situation endangering life or property.

“Facility Agreements” means, collectively, the OATT, the NITSA, and the NOA.

“FERC” means the Federal Energy Regulatory Commission or any successor thereto.

“Governmental Authority” means any federal, state or local governmental department, authority, agency, political subdivision, court or other body, office or public entity, including any zoning authority, building inspector, or health, environmental, or safety inspector having jurisdiction over the Owner, the Services Provider or the System.

“Invoice” has the meaning set forth in Section 5(c).

“Lender” means any entity or entities providing construction or permanent debt financing for the System, including any assignee or successor thereto.

“NITSA” means the Network Integration Transmission Service Agreement entered into between the Services Provider and the Owner consistent with the terms of the OATT Tariff.

“NOA” means the Network Operating Agreement entered into between the Services Provider and the Owner consistent with the terms of the OATT Tariff.

“OATT” means the Owner’s Open Access Transmission Tariff accepted for filing by FERC in Docket No. OA97-14-001 on February 24, 1999 (FERC Electric Tariff, First Revised Volume No. 2).

“Prudent Utility Practice” means any of the practices, methods or acts engaged in or approved by a significant portion of the national electric utility industry that at a particular time, in the exercise of reasonable judgment in light of the facts known at the time a decision was made, would have been expected to accomplish the desired result, (i) in a manner consistent (to the extent practicable) with applicable laws, reliability, safety, environmental protection, economy and expedition and commercial considerations and (ii) with due regard being had to the relevant equipment manufacturer’s recommended standards, practices and procedures (as may be modified from time to time), where this definition applies to the Owner, by the Owner and where this definition applies to the Services Provider, by the Services Provider, in each case in the light of operating and maintenance experience or the other provisions of this definition.  By way of clarification, Prudent Utility Practices are not intended to be limited to the optimum practice, method or act to the exclusion of all others, but rather to be a range of possible practices, methods or acts engaged in or approved by a significant portion of such electric utility industry.

“Reimbursable Costs” has the meaning set forth in Section 5(a)(ii).

“Services” has the meaning set forth in Section 2.

“Services Fees” has the meaning set forth in Section 5(a).

“Subordinated Loans” has the meaning set forth in Section 7.

“Variable Services” has the meaning set forth in Section 2.

2.                                     Provision of Services.  The Owner hereby engages the Services Provider to provide certain corporate administrative, insurance, tax, accounting, information technology, legal, management and consulting services (collective, the “Administrative Services”) and certain engineering, construction, facility studies, facility upgrade and replacement services, planning, operation, and maintenance, and other support services (collective, the “Variable Services”), in case more specifically set forth and described in Exhibit A hereto (collectively, the “Services”) and the Services Provider hereby accepts such engagement and agrees to render such Services, in each case, effective as of the date of this Agreement.  The Parties agree that Exhibit A (which shall be incorporated by reference into this Agreement) may be amended from time to time by the mutual agreement of the Parties.  In addition, as and when requested by the Owner, the Services Provider shall use commercially reasonable efforts to provide any other services requested by the Owner in connection with the ownership, operation and/or maintenance of the System.

3.                                     Manner of Performance.

(a)                                  The Services Provider shall perform, or cause to be performed, the Services in accordance with (i) Prudent Utility Practices, (ii) the applicable provisions of all Facility Agreements as they apply to the Services, (iii) all Applicable Laws, (iv) applicable terms of applicable insurance policies, and so as not to void any manufacturer’s or subcontractor’s warranties, and (v) any other provision of this Agreement.

(b)                                 The Services Provider may subcontract some or all of the Services.  For purposes of this Agreement, no contractual relationship will exist between the Owner and any such subcontractor or any affiliate of the Services Provider.  In all cases under this subsection (b), the Services Provider will remain responsible for the performance of its obligations under this Agreement.  The Services Provider represents and warrants to the Owner that the Services Provider shall employ only experienced services personnel and/or qualified subcontractors, that have the skill and capacity necessary to perform the Services.

(c)                                  The Services Provider will require all persons performing the Services to comply with all generally applicable policies, procedures and directives of the Services Provider, including security, environmental protection, employee health and safety, sexual harassment, access, use of alcohol and controlled substances, and similar activities.

4.                                     Owner Responsibilities.

(a)                                  The Owner agrees to cooperate with, and to assist and support, the Services Provider in connection with the performance of the Services.

(b)                                 To the extent that access to the System or other property or facilities of the Owner is at any time reasonably necessary or appropriate in connection with the performance of the Services, the Owner agrees to grant such access to the Services Provider and its subcontractors and representatives.  The Services Provider shall not be responsible for any loss, damage, fine, penalty, cost, expense, delay, interruption, breach, non-performance or other failure of any of the Services to the extent resulting from or arising out of or in connection with any failure by the Owner to provide access to its property, facilities or personnel in connection with the performance of the Services.

5.                                     Compensation.

(a)                                  In consideration for the Services to be provided by the Services Provider pursuant to this Agreement, subject to the limitations set forth in this Section 5 and Sections 6 and 7 below, the Owner agrees to pay the Services Provider the following amounts (collectively, the “Services Fees”):

(i)                                     all verifiable direct and indirect reasonable costs by personnel of the Services Provider (including, but not limited to costs of labor, benefits, materials, storage and transportation plus a verifiable allocation of overhead costs calculated under the same methodology as is employed by the Services Provider from time to time in connection with the provision of services for affiliated entities and business units) in connection with the performance of the Variable Services;

(ii)                                  reimbursement for all Variable Services performed by subcontractors based on the reasonable costs invoiced by such subcontractors (without any mark-up or adder) other than subcontracts which the Owner elects to pay directly (collectively, the amounts in clause (i) and (ii) are referred to as the “Reimbursable Costs”); and

(iii)                               an administration fee equal to equal to the amount agreed to in the Annual Budget for payment of all Administrative Services (the “Administrative Fee”).

(b)                                 The Services Provider agrees that the Owner shall have the right to pay the Service Provider’s subcontractors directly for the costs incurred under any subcontract entered into for the provision of Services and any amounts paid by the Owner directly to a subcontractor of the Services Provider shall be excluded from the Services Fees.

(c)                                  On a monthly basis, the Services Provider shall submit to the Owner a detailed, itemized invoice (an “Invoice”) setting forth the Variable Services provided to the Owner during the previous month, the applicable monthly portion of the Administrative Fee, and any outstanding reimbursable expenses or charges incurred by the Services Provider under this Agreement and the amount payable by the Owner for such Services and expenses or charges pursuant to this Agreement.  The Owner shall pay all undisputed amounts owing in respect of each Invoice within ten (10) days of receipt thereof.

(d)                                 Any amount not paid by the Owner when due under this Agreement (except as contemplated in clause (e) and Section 7 below) shall bear interest at a rate equal to the prime rate, as reported in the Wall Street Journal on the last business day of the month in which the applicable Invoice was received, plus two (2) percent per annum (or, if lower, the highest rate permitted by applicable law) accrued from the due date of such payment until such payment is actually received by the Services Provider.

(e)                                  Notwithstanding anything to the contrary in this Agreement, the Services Provider hereby waives the right to receive payment for or reimbursement by the Owner and agrees that it shall not be entitled to collect from the Owner any Services Fees for charges associated with any of the Services, or portions thereof, that the FERC determines not to be allocable by the Owner to its transmission customers.

6.                                     Budgeting Process.

(a)                                  The Parties agree that the Reimbursable Costs shall be paid to the Services Provider only to the extent that such Reimbursable Costs are contemplated in a budget that has been approved in advance by the Owner pursuant to the procedures set forth below (each such approved budget, an “Annual Budget”); provided, that in the case of Emergency Situations, the Services Provider shall have the right to expend up to an amount not to exceed $250,000 without first obtaining the Owner’s approval.  The initial Annual Budget for calendar year 2003 is attached hereto as Exhibit B.

(b)                                 At least sixty (60) days prior to the end of each calendar year, the Services Provider shall prepare and submit to the Owner for approval a proposed annual operating plan for the following calendar year in substantially the form of Exhibit B.

(c)                                  Owner shall review the Services Provider’s proposed Annual Budget and shall provide comments within thirty (30) days after receipt of such proposed Annual Budget.  The Owner and the Services Provider shall then use their best efforts to agree upon a final Annual Budget before the end of the calendar year.  The Parties acknowledge that such agreed upon Annual Budget must be submitted to the Owner’s Lender for review and adoption in accordance with the Owner’s applicable financing documents.  The final Annual Budget as approved by the Parties and the Owner’s Lender shall remain in effect throughout the applicable calendar year, subject to such necessary updating, revisions or amendments as may be proposed by either Party and consented to in writing by the other Party.  The Services Provider shall notify the Owner as soon as reasonably possible of any material deviations or discrepancies from the obligations contained in the Annual Budget.

(d)                                 If, by the first day of any calendar year, the Parties have not been able to reach an agreement with respect to any portion of the Annual Budget for such calendar year, then:

(i)                                     any agreed portions of the Annual Budget shall be adopted and implemented for the applicable Operating Year in accordance with Section 6(c), and

(ii)                                  the disagreement in respect of the unresolved portions of the Annual Budget shall be resolved in accordance with the provisions of Section 15 and, pending the resolutions of such dispute, the applicable portions of the Annual Budget for the prior calendar year with respect to such unresolved portions shall remain effective.

7.                                       Deferral of Payment; Subordinated Loans.  The Services Provider hereby agrees to:  (a) defer receipt of payment for any Reimbursable Costs for Services performed in connection with (i) the repair or replacement of wires, poles, and related System assets which exceed the amounts budgeted therefor in the Annual Budget and (ii) Emergency Situations, in each case to the extent such Reimbursable Costs exceed the amounts made available to the Owner under its applicable financing documents after taking into account any applicable working capital funds, maintenance reserves and insurance proceeds (collectively, the “Deferred Reimbursable Costs”) and (b) pay any subcontractor or third party owed any such Deferred Reimbursable Costs.  The Services Provider and Owner hereby agree that the Owner’s failure to pay for the Deferred Reimbursable Costs, except as set forth in the immediately succeeding sentence, shall not constitute a material breach of this Agreement.  All Deferred Reimbursable Costs shall be treated as unsecured loans made by the Services Provider to the Owner which shall bear interest at a rate of 12% per annum from the date of the applicable Invoice until paid in full (such loans, the “Subordinated Loans”).  The unsecured loans made by the Services Provider in respect of Deferred Reimbursable Costs shall be fully subordinated in right of payment to any loans made by the Owner’s Lender and shall have a maturity date of September 30, 2018;

provided, however, that the Owner agrees to make principal and interest payments with respect to such Subordinated Loans from time to time from any funds available to the Owner after the payment of all other operation and maintenance costs incurred by the Owner (including under this Agreement), debt service obligations to the Owner’s Lender and the funding or replenishment of any working capital or maintenance reserves under the Owner’s applicable financing documents.

8.                                     Term.

(a)                                  The term of this Agreement shall commence as of the date hereof and shall continue for a period of twenty (20) years, unless earlier terminated pursuant to the terms of this Agreement.

(b)                                 This Agreement, or the provision of any portion of the Services by the Services Provider hereunder, may be terminated at any time upon the mutual written consent of the Services Provider and the Owner (with the concurrence of the Owner’s Lender if applicable).

(c)                                  Either Party may, by written notice to the other, terminate this Agreement or suspend its further performance without terminating this Agreement if the other Party materially breaches any of its material obligations under this Agreement and fails to cure such breach within thirty (30) days following a final and binding determination, by mutual agreement (with the concurrence of the Owner’s Lender), arbitration or final, non-appealable judgment of a court of competent jurisdiction, that such breach has occurred (or, if the breach is such that its cure is possible but will take longer than thirty (30) days, fails to commence to cure such breach within such thirty (30) day period and proceed diligently therewith until cured), and (ii) the Services Provider may terminate this Agreement or suspend its further performance without terminating this Agreement if the Owner (subject to the limitations in Section (7)) fails to pay any amount due and owing to the Services Provider hereunder within thirty (30) days following receipt of written notice of non-payment from the Services Provider.

(d)                                 Upon expiration or termination of this Agreement for any reason, the Owner shall promptly pay to the Services Provider all amounts owing to the Services Provider for the Services performed or reimbursable expenses incurred as provided herein prior to such expiration or termination or, if terminated by the Owner.

(e)                                  Upon expiration or termination of this Agreement, the Services shall terminate and no Party shall have any further duty or obligation hereunder; provided, however, that the confidentiality and indemnity provisions set forth as Section 11 and Section 12 of this Agreement shall survive the termination or expiration of this Agreement.

9.                                     Books and Records.  The Services Provider shall keep records and books of account showing all charges, disbursements or expenses made or incurred by it in performing the Services and shall preserve such records and books of account for a period of three (3) years following incurrence of such expenses, or longer if required by Applicable Law.

10.                               Access to Records.  The Owner, directly or through authorized representatives, shall at all times during reasonable business hours have access to and the right to audit, inspect and make copies of any and all books, records and accounts, invoices, contracts, canceled checks, payrolls and other documents and papers of every kind held by the Services Provider pertaining to the performance of the Services and all charges, disbursements and expenses made or incurred by the Services Provider in performing the Services and all information related to the calculation of overhead costs by the Services Provider.

11.                               Indemnification.  Except as set forth below, the Services Provider agrees to indemnify, defend and hold harmless the Owner and its officers, directors, representatives, agents, shareholders and employees from and against and in respect of any and all Claims incurred or suffered by the Owner in connection with, arising out of, or relating to, directly or indirectly, the Services.  The Services Provider shall not indemnify, defend or hold harmless the Owner from and against Claims incurred or suffered by the Owner as a result of any negligence, gross negligence, reckless or willful breach or misconduct by the Owner in connection with, arising out of or relating to, directly or indirectly, the Services.

12.                               Confidentiality.  Each Party acknowledges that its performance under this Agreement will necessarily involve access by the other Party to certain information regarding the organization, personnel, business activities, policies, finances, marketing plans, projected revenues, rights, obligations, liabilities and strategies of the other Party.  Each Party acknowledges that all such information is confidential and/or proprietary to the other Party and agrees that, during the term of this Agreement and all times thereafter, it will not disclose to any unauthorized party any such information.  The restrictions of this Agreement shall not be applicable to any information which: (i) is or becomes known to the public other than as a result of a breach of this provision or (ii) is disclosed pursuant to the requirements of Applicable Law.

13.                               Limitation of Liability. THE SERVICES PROVIDER SHALL NOT BE LIABLE HEREUNDER FOR ANY CONSEQUENTIAL DAMAGES, INCLUDING LOSS OF BUSINESS OR PROFITS, AND WHETHER OR NOT THE SERVICES PROVIDER HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED OR INTERPRETED TO TREAT THE SERVICES PROVIDER AS THE GUARANTOR OF OWNER’S OBLIGATIONS TO ANY LENDER UNDER ANY CREDIT AGREEMENT OR FINANCING ARRANGEMENTS INVOLVING THE SYSTEM.

14.                               Limited Warranty.  The Services Provider will perform the Services (i) in accordance with all performance standards set forth in Section 3, and (ii) with at least the same degree of care, skill and diligence with which it currently performs or has in the past performed similar services for or with respect to the Owner.

15.                               Dispute Resolution.

(a)                                  Each Party shall, from time to time, designate a senior officer (a “Dispute Representative”) who shall have the authority to represent such Party and resolve and settle any dispute arising under or in connection with this Agreement or the Services performed hereunder.  The Parties hereto agree to attempt to resolve all such disputes equitably and in a good faith manner (unless, in the reasonable judgment of the affected Party, the immediate pursuit of judicial equitable relief is necessary to prevent or mitigate a risk of irreparable harm or damage).

(b)                                 If any dispute arising under or in connection with this Agreement or the Services performed hereunder is not resolved pursuant to Section 15(a) within thirty (30) days from the date on which such dispute is submitted to the Dispute Representatives, such dispute shall, if the Parties so agree, be submitted to and resolved by binding arbitration, or in the absence of such agreement either Party may pursue any and all remedies in respect of such dispute available to such Party at law or in equity.  Any arbitration proceeding arising under or in connection with this Agreement or the Services performed hereunder shall be conducted pursuant to the terms of the Federal Arbitration Act and (except as otherwise specified herein) the Commercial Arbitration Rules of the American Arbitration Association in effect at the time the arbitration is commenced.  The venue for the arbitration shall be Midland, Texas.  The arbitration shall be conducted before a panel of three (3) arbitrators, selected as follows:  (i) each Party shall specify one arbitrator within ten (10) days of the end of the thirty (30) day period for dispute resolution under Section 15(a), and (ii) a neutral person shall be selected through the American Arbitration Association’s arbitrator selection procedures to serve as the third arbitrator.  The arbitrator designated by any Party need not be neutral.  In the event that any person fails or refuses timely to name his arbitrator within the time specified herein , the American Arbitration Association shall (immediately upon notice from the other Party) appoint an arbitrator for the person or entity that has failed to appoint its arbitrator.  To the extent practical, the arbitrators shall schedule the hearing to commence within sixty (60) days after the arbitrators have been impaneled.  A majority of the panel shall render an award or other decision within ten (10) days of the completion of the hearing, which award or decision shall be final, binding and conclusive upon the Parties hereto.

Each Party shall have the right to have an award or decision of such panel enforced by any court of competent jurisdiction.

16.                               Excusable Delay.  In no event shall the Services Provider be deemed to be in default of any provision of this Agreement or liable for delays or interruptions in the performance of Services to the extent resulting from or arising out of or in connection with acts or events beyond the reasonable control of the Services Provider; provided, however, that the Services Provider shall exercise commercially reasonable efforts to minimize the extent of any delays or interruptions in performance, and provided further, that the excused delay or interruption shall last only as long as the acts or events beyond the control of the Services Provider require.  Such acts or events include without limitation acts of God, civil or military authority, civil disturbance, war, strikes, fires, storms, other catastrophes, computer system failures, acts of third parties, and other events of similar or dissimilar nature beyond the Services Provider’s reasonable control.

17.                               Independent Contractor.  The Parties hereto acknowledge and agree that in the performance of their respective duties and obligations hereunder they are acting as independent contractors of each other.

18.                               No Assignment Absent Consent.

(a)                                  This Agreement shall be binding on and inure to the benefit of each Party’s respective successors and assigns; provided, however, that, subject to Section 18(b) below, no Party may transfer, sell or assign, whether by operation of law or otherwise, its rights or obligations under this Agreement without the prior written consent of the other Party, which consent may be withheld in the sole discretion of such Party.  Subject to Section 18(b) below, any attempt by a Party to transfer, sell or assign, whether by operation of law or otherwise, its rights or obligations under this Agreement without the prior written consent of the other Parties shall be void and without force or effect.

(b)                                 Notwithstanding anything to the contrary in this Agreement, the Owner shall be permitted to assign any or all of their rights, title and interest hereunder to any of the Owner’s Lenders: (i) as security in connection with obtaining or arranging financing for the business activities of the Owner or (ii) in order to enforce any security assignment described in clause (i) above.  The Services Provider shall, upon request, furnish such consents to assignment, opinions, certifications and representations and other documents as may be reasonably requested by the Owner or Lenders in form and content reasonably acceptable to such Lenders.

19.                               Complete Agreement.  This Agreement constitutes the complete understanding between the Parties with respect to the subject matter of this Agreement.

20.                               Amendment.  No modification or amendment of this Agreement shall be binding upon any Party unless in writing and signed by the Parties.

21.                               Governing Law.  This Agreement has been made and shall be governed, construed and enforced in accordance with the laws of the State of Texas applied to contracts made and performed within the State of Texas.

22.                               Notice.  All notices and other communications hereunder shall be in writing and shall be deemed duly given when personally delivered or mailed (by registered or certified mail, return receipt requested, postage prepaid) or faxed as follows:

(a)                                  If to the Services Provider:

Cap Rock Energy Corporation
500 West Wall, Suite 400
Midland, TX  79701
Phone: (432) 684-0311
Fax:  (432) 684-0333

Attn:  Ulen North, Executive Vice President

(b)                                 If to the Owner:

NewCorp Resources Electric Cooperative, Inc.
500 West Wall, Suite 400
Midland, TX  79701
Phone: (432) 684-0303
Fax:  (432) 684-0333

Attn:  David W. Pruitt, President

Any Party may change the address to which such notice or communication shall be sent by giving written notice to the other Parties of such modified address.

23.                               Severability.  In the event any portion of this Agreement shall be found by a court of competent jurisdiction to be unenforceable, that portion of this Agreement will be null and void, and the remainder of this Agreement will be binding on the Parties as if the unenforceable provisions had never been contained herein.

24.                               Time.  Time is of the essence with respect to each of the provisions set forth in this Agreement.

25.                               Headings.  The headings used in this Agreement are for convenience only and shall not affect the construction of any of the terms of this Agreement.

26.                               Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute the same Agreement.  Any signature page of any such counterpart, or any electronic facsimile thereof, may be attached or appended to any other counterpart to complete a fully executed counterpart of this Agreement, and any telecopy or other facsimile transmission of any signature shall be deemed an original and shall bind such Party.

27.                               Further Assurances.  Upon the reasonable request of the other Party, each Party hereto agrees to take any and all actions necessary or appropriate to give effect to the terms set forth in this Agreement.

NewCorp Resources Electric Cooperative, Inc.	Substitute Sheet No. 13
Service Agreement No. 2

IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be duly executed on its behalf as of the date first above written.

CAP ROCK ENERGY CORPORATION,
a Texas corporation

	By:	/s/ ULEN NORTH, JR.
Name: ULEN NORTH, JR.
Title: Exec/VP

NEWCORP RESOURCES ELECTRIC COOPERATIVE, INC.,
an electric cooperative corporation

By:	/s/ LEE D. ATKINS
Name: LEE D. ATKINS
Title: Secretary/Treasurer

EXHIBIT A

SCOPE OF THE SERVICES

The “Administrative Services” shall mean the following specifically listed services and activities to be rendered by the Services Provider on the behalf of the Owner.

1.                                       Accounting Services.  Provision of (a) budgeting, financial reporting and cash management services, (b) accounting and auditing services, and (c) performance of such other accounting services as the Owner may reasonably request.

2.                                       Tax Services.  Provision of preparation and filing of all necessary tax returns for the Owner in connection with an independent public accounting firm.

3.                                       Management Services.  Provision of services in respect of the management of the assets of the Owner as the Owner may reasonably request, including the administration of third party contracts between the Owner and other parties.

4.                                       Information Services.  Provision of information services to the Owner, including, but not limited to, the sharing of information with the Owner acquired by the Services Provider as a result of its membership with certain power or energy related industry organizations.

5.                                       Consulting Services.  Provision of consulting services on various aspects of ownership and maintenance of the System, including tariff analysis, power cost recovery factor review, ERCOT matters, preparation required for storms and outages, and permitting and environmental consulting services.

6.                                       Legal Services.  Provision of legal services, including, but not limited to, (a) providing the Owner with legal counseling as to the Owner’s business activities, and initiating, maintaining and defending any claims, actions or proceedings to which the Owner is named as a party; (b) supervising and monitoring Owner’s compliance with the terms and conditions of all contracts under which Owner has any obligations or rights (except this Agreement); and (c) advising or otherwise assisting the Owner with all regulatory matters including, but not limited to, assisting the Owner in its dealings with governmental, semi-governmental, administrative, fiscal or judicial bodies, departments, commissions, authorities, agencies or other entities having jurisdiction or regulatory power over the Owner’s business activities.

7.                                       Insurance Services.  Provision and maintenance of all insurance required to be maintained by Owner pursuant to any agreement providing financing for the assets of the Owner.

8.                                       Other Overhead Services.  Provision of such other administrative services, including utilities, office equipment and supplies, postage, vending, recordkeeping, secretarial services and such other services as the Owner may reasonably request.

9.                                       Customer Services.  Handling of all requests for transmission service, for transmission ancillary services, for interconnections, and for facilities studies and system impact studies, or arranging for a qualified third party to provide such services in the manner required by applicable laws and regulations.

10.                                 Additional Administrative Services.  Performance of such additional administrative services as the Owner identifies from time to time as necessary for Owner to fully comply with all legal requirements imposed on it as a transmission provider.

The “Variable Services” shall mean the following specifically listed services and activities to be rendered by the Services Provider on the behalf of the Owner and with respect to the Owner’s substations, transmission lines and other transmission-related facilities (the “Facilities”), and all other such support services as may be reasonably requested by the Owner and as are needed for it to provide safe and reliable transmission service in accordance with prudent utility practice and all applicable legal requirements.

1.                                       Direction of all operations of the Facilities and taking any action necessary to provide reliable service to all of Owner’s customers.

2.                                       Installation of system control and data acquisition equipment, communications equipment, and related appurtenances as required to provide telemetry and remote control of the Facilities.

3.                                       Performance of inspections to determine the condition of the Facilities, to identify and label the Facilities in accordance with the Owner’s property and accounting codes, and to determine the need for the maintenance of or improvements to the Facilities.

4.                                       Installation and maintenance of metering equipment, relaying equipment, and related appurtenances to the Facilities.

5.                                       Provision of monthly and other inspections of the Facilities as needed, including meter readings, recording counters, testing batters, and visually checking condition of the substations and circuit breakers, air reservoirs and bushings per manufacturer’s instruction books and service bulletins, as well as disassembly, cleaning and lubrication of operating mechanisms, and painting if necessary.

6.                                       Provision of all needed maintenance of the Facilities and grounds, including the maintenance, replacement and testing of reclosers, and performing electrical relay tests, operational checks, battery tests, and oil samples, annual weed spraying, sand removal and mowing of weeds.

7.                                       Maintenance and upgrading of the supervisory, control and data acquisition system (“SCADA”) for the System, including radio communications equipment.

8.                                       Monitoring of all substations and transmission lines 24 hours a day 7 days a week using a SCADA system, including monitoring alarms such as breaker position, analog values including voltage and current.  In the event the SCADA system displays an alarm, the Services Provider will determine what action is needed and contact appropriate persons to respond to the alarm and, if needed, open or close reclosers or breakers to restore power or de-energize a line.

9.                                       Utilizing data provided by the SCADA system and other information and develop a “work plan” each year to project needed transmission, substation and distribution system improvements, including analyzing historical loading data and projecting the load on the System.

10.                                 Coordination of protective relays to limit the size of outages and to remove the fault on the Facilities before equipment is damaged and review the device coordination in the substations and distribution system and make changes necessary to optimize the System protection.

11.                                 Installation and removal of mobile substations to serve the load on a substation so substation equipment can be de-energized and maintained without subjecting customers to outages.

12.                                 Maintenance of transmission rights of way.  The maintenance to be done will be dependent on the condition of the right of way and agreements with the landowner.  CRE personal will determine the need for work on the right of way, select a contractor to clear the right of way, and work with the landowner to accomplish the work in a satisfactory manner.

13.                                 Performance of annual inspections using an infrared camera to determine “hot” spots that need maintenance.

14.                                 Determination of needed repairs, replacements and upgrades to Facilities equipment, including upgrading protective relays, changing out regulators to units with higher load capability, replacing worn or broken insulators, repairing or replacing poles, towers, foundations and guy wires, and coordination with outside contractors, as necessary to perform needed upgrade work.

15.                                 Provision of design and construction services with respect to substation and transmission line facilities and, if applicable, managing outside subcontracts.

16.                                 Provision of operation and maintenance services with respect to vehicles used in the operation and maintenance of the Facilities.

17.                                 Performance all repairs and replacements needed to restore services in the event of forced outages and to repair storm and other damage to the Facilities.

EXHIBIT B

INITIAL ANNUAL BUDGET

[To be attached]

B-1